EXHIBIT 99.1

[LOGO OF CARDIMA, INC.]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc. Barry D. Michaels Chief Financial Officer and Secretary (510) 354-0300 www.cardima.com	Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100 www.lhai.com	Investor Relations Group Janet Vasquez Dian Griesel, Ph.D. (212) 825-3210

CARDIMA APPOINTS BARRY MICHAELS AS NEW CFO AND SECRETARY

FREMONT, CA… July 3, 2003…Cardima®, Inc. (Nasdaq SC: CRDM) has appointed Barry D. Michaels as its new Chief Financial Officer (CFO) and Secretary.

Commenting on the announcement, Gabe Vegh, Chairman and CEO of Cardima, said, “I am very pleased with Barry’s appointment to our executive management team. He is a consummate professional and comes to Cardima with major corporate experience and an extensive background in finance and accounting.”

Mr. Barry D. Michaels has been an independent consultant to medical device and technology companies since 1997 and has more than 24 years of combined industry experience. In addition to his consulting practice, Mr. Michaels served as Chief Financial Officer of Lipid Sciences, a biotechnology company, from May 2001 through January 2003. Prior to joining Lipid Sciences, Mr. Michaels served as the Chief Financial Officer of IntraTherapeutics, Inc., an endovascular company, from March 2000 until its acquisition by Sulzer Medica in May 2001. From June 1993 through July 1997 Mr. Michaels served as the Chief Financial Officer of Webster Laboratories, now known as Biosense-Webster, the largest electrophysiology company in the world. Mr. Michaels additionally served as interim President of the company following its acquisition by Johnson & Johnson in 1996. Mr. Michaels began his medical industry career in 1979 with American Hospital Supply, now known as Baxter Healthcare, where he held various management and executive positions in accounting and finance through 1988, most recently as Vice President and Controller of the Parenteral Products Group, before continuing his career as Vice President and Corporate Controller of Medtronic, Inc. Mr. Michaels received an MBA in finance from San Diego State University and is a graduate of the Executive Program at the University of California, Los Angeles.

Former CFO Ron Bourquin has resigned his position to pursue other interests. As a shareholder, Mr. Bourquin will continue to support Cardima’s efforts and will provide transitional assistance to Mr. Michaels.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION® Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix systems have received CE Mark approval in Europe and received approval in Canada in January 2003. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons for the treatment of AF, to ablate cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction, and whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event FDA approval is obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.